Exhibit 5.1

713 • 220 • 4200 713 • 220 • 4285
HUNTON ANDREWS KURTH LLP 600 Travis St Houston, TX 77002 TEL713 • 220 • 4200 FAX713 • 220 • 4285 HuntonAK.com

March 16, 2021

Evolve Transition Infrastructure LP

1360 Post Oak Blvd

Suite 2400

Houston, Texas 77056

Re: Common Units to be issued by Evolve Transition Infrastructure LP.

Ladies and Gentlemen:

We have acted as special counsel to Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 2,155,817 common units representing limited partner interests in the Partnership (the “Units”) issuable under the Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”), adopted by the board of directors of Evolve Transition Infrastructure GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). The issuance of the Units is being registered with United States Securities and Exchange Commission (the “SEC”) pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and the General Partner, certificates of public officials, certificates and statements of officers of the General Partner, and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things: (i) the Certificate of Limited Partnership of the Partnership, as amended; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”); (iii) the Certificate of Formation of the General Partner, as amended; (iv) the Limited Liability Company Agreement of the General Partner, as amended (the “GP LLC Agreement”); (v) the Plan, in each case, filed with, or incorporated by reference into, the Registration Statement, and (vi) certain resolutions of the Board of Directors of the General Partner. In our examination, we have assumed, without independent investigation, (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, electronic or otherwise reproduced copies and (e) the authenticity of the originals of such latter

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

www.HuntonAK.com

Evolve Transition Infrastructure LP

March 16, 2021

documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the General Partner and (ii) statements and certifications of public officials and others.

We have also assumed that (a) the Units to be issued pursuant to the Plan have been or will be issued in accordance with the terms of the Plan and any agreements thereunder governing the issuance of such Units, (b) all such agreements are duly entered into in accordance with the Plan, (c) the individual grants or awards under the Plan have been or will be duly authorized by all necessary limited partnership and limited liability company action, and duly granted or awarded in accordance with the requirements of the Plan and applicable law and (d) the Plan, the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the GP LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act, as amended, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Units shall have been issued by the Partnership to initial recipients thereof in pursuant to the Plan, , (a) the Units will be validly issued and (b) such recipients of the Units will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for the purchase of such Units, and such recipients will have no personal liability, solely by reason of their ownership of such Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law. We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinions herein contained shall not be interpreted to be an implied opinion upon any other matter.

Very truly yours,

/s/ Hunton Andrews Kurth LLP